EMBARGO UNTIL 1:30 PDT

BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces Third Quarter 2012 Results

REDWOOD CITY, CA — October 24, 2012 — BroadVision, Inc. (NASDAQ: BVSN), a global leader in social business solutions, today reported financial results for its third quarter ended September 30, 2012. Revenues for the third quarter were $3.6 million, compared with revenues of $3.6 million for the second quarter ended June 30, 2012 and $4.2 million for the comparable quarter of 2011.

License revenue for the third quarter of 2012 was $1.3 million, compared with $1.2 million for the prior quarter and $1.3 million for the comparable quarter of 2011. The majority of the third quarter license and subscription revenue was generated from the company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale™ solutions. Revenue during the quarter was generated from sales to both new and existing customers such as Cosmos Bank Co. Ltd., CROSSOVER Europe S.r.l., HiSoft Technology International Limited, SDE Consulting, The Talking Village, and several other brand-name global customers.

In the third quarter of 2012, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $0.07 million, or $0.01 per basic and diluted share, as compared with GAAP net loss of $2.5 million, or $0.54 per basic and diluted share, for the second quarter of 2012 and GAAP net loss of $1.6 million, or $0.36 per basic and diluted share, for the comparable quarter of 2011.

As of September 30, 2012 the Company had $52 million of cash and cash equivalents and short-term investments, compared to a combined balance of $54.4 million as of December 31, 2011.

“With Hybrid networks as an integral component for organizations to collaborate and communicate internally, externally and across company and organization boundaries, our Clearvale ESN services offer customers high fidelity mapping of real business relationship and structures.  The latest release of Clearvale provides a unified platform for the enterprise to manage its complex social business ecosystem, empowering new B2B/B2C use cases and complementing ESN’s core B2E usage,” said Dr. Pehong Chen, President and CEO, BroadVision.  “We are investing in go-to-market initiatives to roll out our compelling ESN solutions globally, including our PaasPort program for channel partners and our Social Enterprise Transformation (SET) program designed to drive successful end user adoption.  As cloud-based social business networks gain wider adoption, we believe Clearvale is well positioned to dramatically change how people and businesses collaborate and in doing so transform the entire industry."

Conference Call Information

BroadVision management will host a conference call today, Wednesday, October 24th, 2012, at 2:00PM Pacific Daylight Time (PDT). The conference call may be accessed by dialing:  1-866-200-6965, with pin code 66054938#. Callers outside North America should call +1-646-216-7221 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) is an innovative provider of e-business and social networking solutions for organizations seeking to grow profitably by improving online business processes through invited participation and social interaction. Our solutions -- including Clearvale, the world's first network of networks for the socially driven enterprise -- enable mission-critical e-business for next-generation organizations around the globe. The customers benefiting from BroadVision solutions include Aeroxchange Ltd., Centre for Railway Information Systems,  Controller General of Defence Accounts, Fiat S.p.A., Hilti AG, Iberia, Indian Railways Catering and Tourism Company, Kotak Mahindra Bank Ltd., Malayala Manorama Co. Ltd., Promart Retail India Pvt. Ltd., SINA, SOFTBANK TELECOM Corp., Thomas Cook India Ltd., Vodafone, and more. Visit www.BroadVision.com for more details.

For more information about Clearvale, visit www.clearvale.com.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release, including statements about marketing strategy for Clearvale and Clearvale’s impact on users and the industry, are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30	December 31
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$52,033	$54,414
Other current assets	4,280	6,301
Total current assets	56,313	60,715
Other non-current assets	547	287
Total assets	$56,860	$61,002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$7,180	$10,296
Other non-current liabilities	1,160	936
Total liabilities	8,340	11,232
Total stockholders’ equity	48,520	49,770
Total liabilities and stockholders’ equity	$56,860	$61,002

BROADVISION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011

Revenues:
Software licenses	$1,267	$1,338	$3,818	$3,888
Services	2,361	2,909	7,234	9,471
Total revenues	3,628	4,247	11,052	13,359

Cost of revenues:
Cost of software licenses	39	1	73	10
Cost of services	1,157	1,472	3,588	4,724
Total cost of revenues	1,196	1,473	3,661	4,734

Gross profit	2,432	2,774	7,391	8,625

Operating expenses:
Research and development	1,558	1,523	4,796	5,046
Sales and marketing	1,264	1,332	4,316	4,437
General and administrative	908	965	3,037	3,062
Restructuring charge	0	49	12	488
Total operating expenses	3,730	3,869	12,161	13,033

Operating loss	(1,298)	(1,095)	(4,770)	(4,408)

Other income (expense) , net	1,308	(526)	970	927

Income (Loss) before provision for income taxes	10	(1,621)	(3,800)	(3,481)

Provision for income taxes	(76)	(20)	(106)	(95)

Net loss	$(66)	$(1,641)	$(3,906)	$(3,576)

Basic loss per share	$(0.01)	$(0.36)	$(0.84)	$(0.80)
Diluted loss per share	$(0.01)	$(0.36)	$(0.84)	$(0.80)

Shares used in computing:
Weighted average shares-basic	4,657	4,505	4,627	4,494
Weighted average shares-diluted	4,657	4,505	4,627	4,494